Ex. (j)(1)(b)

Cohen & Steers Quality Income Realty Fund, Inc.

757 Third Avenue

New York, New York 10017

February 15, 2002

State Street Bank and Trust Company

225 Franklin Street

Boston, MA 02110

Attention: Michael E. Prendergast, Vice President, B0S2/3

Re:	Cohen & Steers Quality Income Realty Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 18.5, the Additional Funds provision, of the Master Custodian Agreement, dated as of March 9, 2001 by and between each management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract.

Sincerely, Cohen & Steers Quality Income Realty Fund, Inc.

By:
Name: Robert H. Steers
Title: Chairman, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name: Joseph L. Hooley
Title: Executive Vice President

Effective Date: February 15, 2002